                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant         [X]

Filed by a Party other than the Registrant      [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            PETROGLYPH ENERGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)   Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
    2)   Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    4)   Proposed maximum aggregate value of transaction:

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    5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:

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    2)   Form, Schedule or Registration Statement No.:

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    4)   Date Filed:

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

                            PETROGLYPH ENERGY, INC.

                                1302 NORTH GRAND
                           HUTCHINSON, KANSAS  67501

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 28, 1998

To the Stockholders of
  PETROGLYPH ENERGY, INC.

         Notice is hereby given that the annual meeting of stockholders of Petroglyph Energy, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 28, 1998, at 9:00 a.m., local time, at the Kansas Cosmosphere & Space Center, 1100 North Plum Street, Hutchinson, Kansas 67501 for the following purposes:

         1. To elect five directors to serve until the Annual Meeting of Stockholders in 1999;

         2. To approve the appointment of Arthur Andersen LLP as independent auditors of the Company for the year ending December 31, 1998; and

         3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

         Only stockholders of record at the close of business on April 20, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

         You are cordially invited and urged to attend the meeting, but if you are unable to attend, please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           ROBERT C. MURDOCK
                                           President, Chief Executive Officer
                                           and Chairman of the Board


Hutchinson, Kansas
April 30, 1998

                            PETROGLYPH ENERGY, INC.
                                1302 NORTH GRAND
                           HUTCHINSON, KANSAS  67501

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 28, 1998

                            SOLICITATION OF PROXIES

SOLICITATION AND REVOCABILITY OF PROXIES

      This proxy statement is furnished to holders of Petroglyph Energy, Inc. ("Petroglyph" or the "Company") common stock, $0.01 par value ("Common Stock"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders of Petroglyph to be held on May 28, 1998, at 9:00 a.m., local time, Kansas Cosmosphere & Space Center, 1100 North Plum Street, Hutchinson, Kansas 67501, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

      Shares represented by a proxy in the form enclosed, duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted (i) for the election of the Board's nominees for directors, (ii) for the appointment of Arthur Andersen LLP as independent auditors of the Company for the year ending December 31, 1998 and
(iii) in accordance with the best judgment of the persons voting on any other proposals that may come before the meeting. The Board of Directors knows of no other matters, other than those stated in the foregoing notice, to be presented for consideration at the meeting or any adjournment(s) thereof. If, however, any other matters properly come before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

      Any stockholder executing and returning a proxy has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company, 1302 North Grand, Hutchinson, Kansas 67501, a written revocation thereof or by duly executing a proxy bearing a later date. Any stockholder attending the annual meeting of stockholders may revoke his proxy by notifying the Secretary at such meeting and voting in person if he desires to do so. Attendance at the annual meeting will not by itself revoke a proxy.

      The approximate date on which this proxy statement and the form of proxy are first sent to stockholders is April 30, 1998.

      The cost of soliciting proxies will be borne by the Company. Solicitation may be made, without additional compensation, by directors, officers and regular employees of the Company in person or by mail, telephone or telegram. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock held of record by such persons, and Petroglyph will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company.

SHARES OUTSTANDING AND VOTING RIGHTS

      The close of business on April 20, 1998 is the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The only voting security of the Company outstanding is the Common Stock, each share of which entitles the holder thereof to one vote. At the record date for the meeting, there were outstanding and entitled to be voted 5,458,333 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The table below sets forth information concerning (i) the only persons known by the Company, based upon statements filed by such persons pursuant to
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of April 20, 1998 and (ii) the shares of Common Stock beneficially owned, as of April 20, 1998, by each director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all executive officers and directors of the Company as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                                                                     Shares Beneficially
                                                                                            Owned
                                                                                -----------------------------
 Name of Beneficial Owner                                                           Number         Percent
 ------------------------                                                       -------------   -------------
 Directors and Named Executive Officers (1):

 David R. Albin (2)(3) . . . . . . . . . . . . . . . . . . . . . . . . . . .          102,220           1.87%

 Kenneth A. Hersh (2)  . . . . . . . . . . . . . . . . . . . . . . . . . . .           13,055             *

 A.J. Schwartz . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,885             *

 Robert C. Murdock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           96,043           1.76%

 Robert A. Christensen . . . . . . . . . . . . . . . . . . . . . . . . . . .           96,043           1.76%

 Sidney Kennard Smith  . . . . . . . . . . . . . . . . . . . . . . . . . . .           33,898             *

 Executive Officers and Directors as a Group (7 persons) . . . . . . . . . .          343,144           6.29%

 Holders of 5% or More Not Named Above

 Natural Gas Partners, L.P.  . . . . . . . . . . . . . . . . . . . . . . . .        1,137,883          20.85%
    777 Main Street, Suite 2700
    Fort Worth, Texas  76102

 Natural Gas Partners II, L.P. . . . . . . . . . . . . . . . . . . . . . . .          648,920          11.89%
    777 Main Street, Suite 2700
    Fort Worth, Texas  76102

 Natural Gas Partners III, L.P.  . . . . . . . . . . . . . . . . . . . . . .          728,291          13.34%
    777 Main Street, Suite 2700
    Fort Worth, Texas  76102

 R. Gamble Baldwin (4) . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,155,290          21.17%
    c/o Natural Gas Partners, L.P.
    777 Main Street, Suite 2700
    Fort Worth, Texas  76102

 Wellington Management Company, LLP (5). . . . . . . . . . . . . . . . . . .          527,900           9.67%
    75 State Street
    Boston, MA   02109

 Morgan Stanley, Dean Witter, Discover & Co. (6) . . . . . . . . . . . . . .          323,800           5.93%
    1585 Broadway
    New York, New York   10036

-----------------

*        Represents less than 1% of outstanding Common Stock.
(1) The business address of each director and executive officer is care of Petroglyph Energy, Inc., 1302 North Grand, Hutchinson, Kansas 67501.
(2) David R. Albin and Kenneth A. Hersh are each managing members of the general partner of Natural Gas Partners II, L.P. and Natural Gas Partners III, L.P. As such, Mr. Albin and Mr. Hersh may be deemed to share voting and investment power with respect to the 648,920 shares and 728,291 shares beneficially owned by

         Natural Gas Partners II, L.P. and Natural Gas Partners III, L.P., respectively. Each of Mr. Albin and Mr. Hersh disclaims beneficial ownership of such shares, which are not included in the total number of shares reported for each above.
(3)      Includes 102,220 shares held in trust for Mr. Albin.
(4) Includes (i) 17,407 shares held by Mr. Baldwin and (ii) 1,137,883 shares held by Natural Gas Partners, L.P., over which Mr. Baldwin exercises voting and investment power. R. Gamble Baldwin is the sole general partner of G.F.W. Energy, L.P., which is the sole general partner of Natural Gas Partners, L.P.
(5) Represents shares held by Wellington Management Company, LLP ("WMC") in its capacity as an investment adviser which are owned of record by clients of WMC. WMC shares the power to vote or direct the vote of 394,700 of such shares and shares the power to dispose of or direct the deposition of all 527,900 shares of which it may be deemed a beneficial owner.
(6) Represents shares held by Morgan Stanley, Dean Witter, Discovery & Co. ("Morgan Stanley") in certain accounts managed on a discretionary basis by a wholly-owned subsidiary of Morgan Stanley. Such accounts have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares.


                       PROPOSAL 1.  ELECTION OF DIRECTORS

         The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies.

         The Company's Board of Directors formed standing audit and compensation committees on April 30, 1998, and April 15, 1997, respectively, each of which is composed of David R. Albin and Kenneth A. Hersh. The Compensation Committee exercises the power of the Board of Directors in connection with all matters relating to compensation of executive officers, employee benefit plans and the administration of the Company's 1997 Option Plan.

         The Audit Committee's primary responsibilities will be to (i) recommend the Company's independent auditors to the Board of Directors, (ii) review with the Company's auditors the plan and scope of the auditor's annual audit, the results thereof and the auditors' fees, (iii) review the Company's financial statements and (iv) take such other action as it deems appropriate to ensure the accuracy and completeness of the financial records of the Company and the financial information gathering, reporting policies and procedures of the Company.

         All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board of Directors, except where authorization so to vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person(s) designated by the Board. The five nominees of the Board of Directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. Set forth below is certain information with respect to the nominees, including information as to each nominee's age as of April 30, 1998, position with the Company, business experience during the past five years and directorships of publicly held companies.

 NAME                            AGE   POSITION WITH COMPANY
 ----                            ---   ---------------------
 Robert C. Murdock               41    President, Chief Executive Officer and Chairman of the Board

 Robert A. Christensen           52    Executive Vice President, Chief Technical Officer and Director

 David R. Albin                  38    Director

 Kenneth A. Hersh                35    Director

 A. J. Schwartz                  46    Director

         ROBERT C. MURDOCK has served as President, Chief Executive Officer and Chairman of the Board of the Company since its formation in 1993. Prior to forming the Company, from 1985, Mr. Murdock was President of GasTrak Holdings, Inc., a natural gas gathering and marketing company. From 1982 to 1985, Mr. Murdock held various staff and management positions at Panhandle Eastern Pipe Line Company, where he was responsible for the development and implementation of special marketing programs, natural gas supply acquisitions, natural gas supply planning and forecasting, and for developing computer management systems for natural gas contract administration.

         ROBERT A. CHRISTENSEN has served as Executive Vice President, Chief Technical Officer and Director of the Company since its formation in April 1993, and currently functions as Chief Technical Officer with primary responsibility for property acquisition evaluations, business development and strategic alliance formation. From April 1993 to 1996, Mr. Christensen served as President of Petroglyph Operating Company, a wholly owned operating subsidiary of the Company. From January 1992 to April 1993, Mr. Christensen was the President of Bishop Resources, Inc., where he was responsible for managing the oil and natural gas assets of the company. From April 1988 to April 1993, Mr. Christensen was Manager of Project Development for Management Resources Group, Ltd. From November 1985 to April 1988, Mr. Christensen was an independent consultant in engineering operations and economic evaluations, primarily in Kansas. Prior to November 1985, Mr. Christensen held various positions with independent oil and natural gas exploration and production companies, as well as a major service company. He is a member of the Society of Petroleum Engineers, Society of Professional Well Log Analysts and has completed the James M. Smith and William T. Cobb course in waterflooding.

         DAVID R. ALBIN has served as a director of the Company since its formation. Since 1988, Mr. Albin has been a managing director of the NGP investment funds, which were organized to make direct equity investments in the North American oil and natural gas industry. From December 1984 until November 1988, Mr. Albin was employed by Bass Investment Limited Partnership, where he was responsible for portfolio management. Mr. Albin serves as a director of Titan Exploration, Inc.

         KENNETH A. HERSH has served as a director of the Company since its formation. Since 1989, Mr. Hersh has served as a managing director of the NGP investment funds, which were organized to make direct equity investments in the North American oil and natural gas industry. From 1985 to 1987, Mr. Hersh was employed by the investment banking division of Morgan Stanley & Co. Incorporated, where he was a member of the Energy Group specializing in oil and natural gas financing and merger and acquisition transactions. Mr. Hersh serves as a director of Pioneer Natural Resources Company, HS Resources, Inc. and Titan Exploration, Inc.

         A. J. SCHWARTZ has served as a director of the Company since April 1997. Since 1980, Mr. Schwartz has been a shareholder in the law firm of Morris, Laing, Evans, Brock & Kennedy, Chartered.

COMPENSATION OF DIRECTORS

         Fees and Expenses. Each director who is not an employee of the Company will receive an annual fee of $5,000 for serving as a director. In 1997, each non-employee director received $925. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and committee meetings.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the 1934 Act requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were met, except that A.J. Schwartz was not timely in the filing of one monthly report of one transaction.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of the Company and the other two most highly compensated executive officers of the Company (collectively, the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE




                                                                               LONG-TERM
                                                                             COMPENSATION
                                               ANNUAL COMPENSATION            SECURITIES
      NAME AND PRINCIPAL                ----------------------------------    UNDERLYING         ALL OTHER
           POSITION              YEAR   SALARY ($)  BONUS ($)   OTHER ($)     OPTIONS (#)      COMPENSATION
 ----------------------------- -------  ----------  ----------  ---------- ---------------- ------------------
 Robert C. Murdock . . . . . . 1997     $ 100,617   $  12,000   $     --            80,000      $        --
     President and Chief       1996        85,000       5,000         --              --                 --
     Executive Officer         1995        79,800       4,000         --              --                 --

 Robert A. Christensen . . . . 1997     $ 100,617   $  12,000         --            80,000      $         --
     Executive Vice President  1996        85,000       5,000         --               --                 --
     and Chief Technical       1995        79,800       4,000         --               --                 --
     Officer

 Sidney Kennard Smith  . . . . 1997     $ 100,617   $  12,000   $     --            80,000      $         --
     Executive Vice President  1996        85,000       5,000         --               --                 --
     and Chief Operating       1995        77,100       4,000         --               --                 --
     Officer

    Option Grants

         The following table provides certain information concerning options to purchase Common Stock granted during the fiscal year ended December 31, 1997 to the three executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                # of                                         Potential Realizable
                              Number of         Total                                          Value at Assumed
                             Securities        Options                                      Annual Rates of Stock
                             Underlying      Granted to       Exercise                      Price Appreciation For
                               Options        Employees        Price        Expiration           Option Term
           Name              Granted (#)       In 1997       ($/share)         Date            5%           10%
 ------------------------- --------------  --------------  -------------- --------------- ------------  ------------
 Robert C. Murdock            80,000            23.7%          $12.50       11/01/2007        $449,600    $1,308,800

 Robert A. Christensen        80,000            23.7%           12.50       11/01/2007         449,600     1,308,800

 Sidney Kennard Smith         80,000            23.7%           12.50       11/01/2007         449,600     1,308,800

         Option Exercises and Year-End Option Values

    The following table provides certain information concerning exercises of options to purchase Common Stock during the fiscal year ended December 31, 1997 by the three executive officers named in the Summary Compensation Table and the value of such officers' unexercised options at December 31, 1997.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                             Number of Securities             Value of Unexercised
                                                            Underlying Unexercised            In-the-Money Options
                            Shares                           Options at FY-End (#)               at FY-End ($)
                         Acquired on         Value       ----------------------------   -------------------------------
         Name            Exercise (#)     Realized ($)    Exercisable   Unexercisable    Exercisable     Unexercisable
 --------------------   --------------   --------------  ------------   -------------   -------------   ---------------
                                                                                             (DOLLARS IN THOUSANDS)
 Robert C. Murdock . . .      --               --              0            80,000            --               --

 Robert A. Christensen .      --               --              0            80,000            --               --

 Sidney Kennard Smith. .      --               --              0            80,000            --               --


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION POLICY

To the Stockholders
of Petroglyph Energy, Inc.:

    As members of the compensation committee (the "Committee") of the Board of Directors, it is our responsibility to review and set the compensation levels of the Company's Chief Executive Officer ("CEO") and other executives, evaluate the performance of management and consider management succession and related matters. In addition, we administer the annual and long-term incentive compensation plans of the Company. All decisions by the Committee relating to the compensation of executive officers are reviewed and approved by the full Board.

    The Committee considers information with respect to the reasonableness of compensation paid to senior officers of the Company, as well as all employees of the Company and its subsidiaries in managerial positions. The Committee also takes into account how compensation compares to compensation paid by competitors in the Company's industry as well as the performance of the Company.

COMPENSATION POLICIES AND PROGRAMS

    The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation policy also contemplates performance-based cash bonuses. The Company's compensation principles for the Chief Executive Officer are identical to those of the Company's other executive officers. The executive compensation program for 1997 consisted of three elements: base salary, annual incentive bonus and employee stock options.

    Base Salary. Base salary for executive officers is determined principally by competitive factors and the marketplace. In determining its recommendations for adjustments to officers' base salaries for fiscal 1997, the Company focused primarily on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the fiscal year, the successful completion of the Company's initial public offering of Common Stock, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position.

    Annual Incentive Bonus. The compensation policy of the Company is that a part of the annual compensation of each officer be related to and contingent upon the performance of the Company and the prospects of the Company as a result of that performance, as well as the individual contribution of each officer. Based on these performance evaluations, the Committee then determined whether and to what extent to grant bonuses to the executive officers based on a comparison of bonuses and total compensation paid to executive officers in similar positions with relatively comparable companies in the oil and gas industry. As a result of these evaluations and determinations, in December 1997 the Compensation Committee granted to four executive officers, including the Chief Executive Officer, aggregate cash bonuses of $43,000 for their respective contributions to the Company during the fiscal year ended December 31, 1997.

    Employee Stock Options. The grant of stock options to executive officers constitutes an important element of long- term compensation for the executive officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. The Board believes that stock options in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options also create an incentive for executive officers to remain with the Company for the long term.

CHIEF EXECUTIVE OFFICER COMPENSATION

    As indicated above, the factors and criteria upon which the compensation of Robert C. Murdock, the Chief Executive Officer, is based are identical to the criteria used in evaluating the compensation packages of the other executive officers of the Company. The Chief Executive Officer's individual contributions to the Company included his leadership role in establishing and retaining a strong management team, developing and implementing the Company's business plans and successfully completing the Company's initial public offering. In addition, the Company reviewed compensation levels of chief executive officers at comparable companies in the Company's industry. In November 1997, the Committee approved an increase in salary for the CEO to $125,000 per year, based upon competitive and financial factors.

SUMMARY

    The members of the Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are to be rewarded commensurately. The members of the Committee believe that compensation levels during 1998 adequately reflect the compensation goals and policies of the Company.

April 30, 1998

                                               COMPENSATION COMMITTEE

                                               David R. Albin, Chairman
                                               Kenneth A. Hersh


SECTION 162(m) OF THE INTERNAL REVENUE CODE.

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a Company's chief executive officer and each of its other four most highly compensated executive officers. All options granted under the Company's 1997 Option Plan in 1997 will qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

EMPLOYMENT AGREEMENTS

      Each of Messrs. Murdock, Christensen and Smith and Tim A. Lucas is a party to a confidentiality and noncompete agreement with the Company. Each such agreement provides that if the Company terminates the employee's employment other than for cause, the Company may elect, at its option, to make severance payments to such employee in an amount equal to the employee's salary for a period not less than six months or greater than 18 months. The Company may discontinue such payments for any reason.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      David R. Albin and Kenneth A Hersh, directors of the Company, serve as members of the compensation committee of the Company's Board of Directors. Messrs. Albin and Hersh each are managing members of the respective general partners of Natural Gas Partners II, L.P. ("NGP II") and Natural Gas Partners III, L.P. ("NGP III"), which, as of December 31, 1997, owned 648,920 shares (11.89%) and 728,291 shares (13.34%) of Common Stock respectively. Messrs. Albin and Hersh are two of the four managing members of the general partners of each of NGP II and NGP III and also own limited partnership interests in NGP II's and NGP III's respective general partners. In addition to the shares of Common Stock owned by NGP II and NGP III, Mr. Albin beneficially owns 102,220 shares of Common Stock held by a trust on his behalf and Mr. Hersh directly owns 13,055 shares of Common Stock. Messrs. Albin and Hersh disclaim beneficial ownership of the Common Stock owned by NGP II and NGP III except to the extent of their pecuniary interests therein.

      The Company has entered into a Registration Rights Agreement (the "Registration Rights Agreement") with Natural Gas Partners, L.P. ("NGP"), NGP II, NGP III, Robert C. Murdock, Robert A. Christensen, Sidney Kennard Smith, the Albin Income Trust, R. Gamble Baldwin, John S. Foster, Kenneth A. Hersh and Bruce B. Selkirk, III (the "Shareholder Parties"). Pursuant to the Registration Rights Agreement, on up to three separate occasions, commencing on the 180th day following the date of the Company's initial registration statement under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require the Company to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $5.0 million. The Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of Common Stock held by them in certain registrations initiated by the Company or by any other holder of the Company's Common Stock. The piggyback rights are subject to customary cutback provisions. The Registration Rights Agreement provides for customary indemnities by the Company in favor of persons including shares in a registration pursuant to the Registration Rights Agreement, and by such persons in favor of the Company, with respect to information to be included in the relevant registration statement. These registration rights have been waived in connection with this offering and for 180 days after the date of this Prospectus.

CERTAIN TRANSACTIONS

      In connection with the formation of the Company as the holding company of Petroglyph Gas Partners, L.P. (the "Partnership"), the Company made loans to each of Messrs. Murdock, Christensen and Smith. The proceeds of those loans were contributed by Messrs. Murdock, Christensen and Smith to the capital of an affiliate of the Partnership and applied to retire certain outstanding indebtedness of such affiliate and to discharge each such individuals' personal guarantees of the debt. The loans made to Messrs. Murdock, Christensen and Smith are evidenced by promissory notes bearing interest at a rate of 9.0% per annum, maturing June 30, 1999. The principal balance of these promissory notes, plus accrued interest, as of March 31, 1998 was approximately $154,800, $154,800 and $54,600 for Messrs. Murdock, Christensen and Smith, respectively.

      The Company leases its office building from Hutch Realty LLC ("Hutch"), an entity controlled by certain directors and executive officers of the Company. Rentals paid to Hutch for such lease were $34,800 for the year ended December 31, 1997. Rentals paid during 1996 and 1995 totaled $34,800 and $39,200, respectively.

      On August 22, 1997, the Company and NGP entered into a financial advisory services agreement whereby NGP has agreed to provide financial advisory services to the Company for a quarterly fee of $13,750. In addition, NGP will be reimbursed for its out of pocket expenses incurred in performing such services. The agreement is for a one year term and can be terminated by NGP at the end of any fiscal quarter. Under the agreement, NGP will assist the Company in managing its public and private financing activities, its public financial reporting obligations, its budgeting and planning processes, and its investor relations program, as well as provide ongoing strategic advice. NGP will not receive any other transaction-related compensation for its advisory
assistance.   Advisory fees paid to NGP during 1997 totaled $10,163.

      For the years ended December 31, 1997 and 1996, the Company paid legal fees of $139,384 and $109,000, respectively, to the law firm of Morris Laing, Evans, Brock & Kennedy, Chartered, where A. J. Schwartz, a director of the Company, is a shareholder.

      The Company is party to the Registration Rights Agreement with the Shareholder Parties. Pursuant to the Registration Rights Agreement, on three separate occasions, commencing on the 180th day following the date off the Company's initial public offering under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require the Company to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $5.0 million. The Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of Common Stock held by them in certain registrations initiated by the Company or by any other holder of Common Stock. The piggyback rights are subject to customary cutback provisions.

PERFORMANCE GRAPH

      The following performance graph reflects the percentage change in cumulative total stockholder return from October 20, 1997 to December 31, 1997 on (i) the Company's Common Stock, (ii) the National Securities Dealers Automated Quotation System ("NASDAQ") Stock Market Index of U.S. Companies and
(iii) a peer group index.


                            STOCK PERFORMANCE GRAPH
                     (ASSUMES $100 INVESTMENT ON 10/20/97)


       COMPARISON OF CUMULATIVE STOCKHOLDER TOTAL RETURN (1) AMONG THE COMPANY, NASDAQ STOCK MARKET INDEX OF U.S. COMPANIES AND COMPOSITE PEER GROUP

                                                        October 20, 1997          December 31, 1997
                                                        ----------------          -----------------
 Petroglyph  . . . . . . . . . . . . . . . . . .                $100                        $66

 NASDAQ Stock Market Index of U.S. Companies . .                 100                         94

 Peer Group (2)  . . . . . . . . . . . . . . . .                 100                         78

---------------
(1) Total return assuming reinvestment of dividends. Assumes $100 invested on October 20, 1997 in Common Stock of Petroglyph, the NASDAQ Stock Market Index of U.S. Companies and the composite peer group.

(2)   Composite peer group includes the following companies:   Abraxas
      Petroleum Corp, Corrizo Oil & Gas, Inc., Clayton Williams Energy, Inc., DLB Oil & Gas, Inc., Inland Resources Inc., Maynard Oil Company, McMoRan Oil & Gas Company, Panaco, Inc., Parallel Petroleum Corporation, Petroleum Development Corp, Prima Energy and Remington Oil & Gas Company.


           PROPOSAL 2.  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed, and recommends the approval of the appointment of, Arthur Andersen LLP, who have been the Company's auditors since the Company's formation on April 15, 1997, as independent auditors for the year ending December 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

      Unless stockholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of Arthur Andersen LLP as the Company's auditors for 1998. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

OTHER MATTERS

      The Board of Directors of the Company does not intend to present any other matters at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

      It is contemplated that the 1999 annual meeting of stockholders of the Company will take place during the last week of May 1999. Stockholder proposals for inclusion in the Company's proxy materials for the 1999 annual meeting of stockholders must be received at the Company's principal executive office in Hutchinson, Kansas, addressed to the Secretary of the Company, not less than 60 days prior to such meeting; provided that if the 1999 annual meeting of stockholders is changed by more than 30 days from the presently contemplated date, proposals must be so received a reasonable time in advance of the meeting.

FORM 10-K ANNUAL REPORT

      The Company will provide without charge to each person from whom a proxy is solicited by this proxy statement, upon the written request of any such person, a copy of the Company's annual report on Form 10-K, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Section 13(a)-1 under the 1934 Act for the Company's most recent fiscal year. Requests should be directed to the Vice President/Chief Financial Officer, Petroglyph Energy, Inc., 1302 North Grand, Hutchinson, Kansas 67501.

                                        By Order of the Board of Directors



                                        Robert C. Murdock
                                        President, Chief Executive Officer
                                        and Chairman of the Board

April 30, 1998
Hutchinson, Kansas

                            PETROGLYPH ENERGY, INC.

                                1302 NORTH GRAND
                            HUTCHINSON, KANSAS 67501

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Robert C. Murdock and Tim A. Lucas, and each of them, as the undersigned's attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as directed below, all the shares of common stock of PETROGLYPH ENERGY, INC. (the "Company") held of record by the undersigned on April 20, 1998, at the annual meeting of stockholders of the Company to be held on May 28, 1998, at 9:00 a.m., local time, at the Kansas Cosmosphere & Space Center, 1100 North Plum Street, Hutchinson, Kansas 67501, and at any adjournment(s) thereof.

     1. ELECTION OF DIRECTORS:

     [ ]  FOR all nominees listed above                 [ ]  WITHHOLD AUTHORITY to vote for all
          (except as marked to the contrary below)           nominees listed above

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

        Robert C. Murdock  Robert A. Christensen  David R. Albin  Kenneth A. Hersh  A.J. Schwartz

     2. PROPOSAL TO RATIFY APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF
        THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998

                                         [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

     3. In their discretion, the proxies are authorized to vote with respect to any other matter which may properly come before the meeting or any adjournment(s) thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR ELECTION AS DIRECTORS AND FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                                               Dated:              1998
                                                      ------------,

                                               ----------------------------
                                               Signature

                                               ----------------------------
                                               Signature

                                               Please sign exactly as name
                                               appears hereon. When shares
                                               are held by joint tenants,
                                               both should sign. When
                                               signing as attorney,
                                               executor, administrator,
                                               trustee or guardian, please
                                               give full title as such. If
                                               a corporation, please sign
                                               in full corporate name by
                                               President or other
                                               authorized officer. If a
                                               partnership, please sign in
                                               partnership name by
                                               authorized person.

                                                SIGN, DATE AND RETURN THE
                                                PROXY CARD PROMPTLY USING
                                                  THE ENCLOSED ENVELOPE.